Exhibit 8.2

600 Travis, Suite 4200
Houston, Texas 77002
713.220.4200 Phone
713.220.4285 Fax
andrewskurth.com
May 16, 2006
Remington Oil and Gas Corporation
8201 Preston Road, Suite 600
Dallas, Texas 75225-6211
Gentlemen:
     We have acted as counsel to Remington Oil and Gas Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-4, as amended (the “Registration Statement”), filed by Helix Energy Solutions Group, Inc., a Minnesota corporation (“Parent”), with the Securities and Exchange Commission (the “Commission”) on the date hereof, pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the merger the (“Merger”) of the Company with and into Cal Dive Merger — Delaware, Inc., a Delaware corporation wholly owned by Parent (“Sub”), pursuant to the Agreement and Plan of Merger dated as of January 22, 2006, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of January 24, 2006 (as so amended, the “Merger Agreement”) entered into by and among Parent, Sub and the Company.
     In arriving at the opinion expressed below, we have examined the Registration Statement, including the proxy statement/prospectus included therein and the documents incorporated by reference therein, and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. As to any facts material to the opinion expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company, Parent and Sub.
     Subject to the limitations and qualifications stated in the Registration Statement and set forth herein, we are of the opinion that the description of the United States federal income tax consequences appearing under the heading “Material United States Federal Income Tax Consequences” in the proxy statement/prospectus forming part of the Registration Statement accurately describes the material United States federal income tax consequences of the Merger under existing law.
     Our opinion is based upon and conditioned upon the initial and continuing accuracy of the statements, representations and assumptions set forth in the Merger Agreement, the Registration Statement and the officer’s certificates delivered to us by the Company, Parent and Sub. This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after such time as the Registration Statement is declared effective. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the proxy statement/prospectus forming a part of the Registration Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ ANDREWS KURTH LLP

ANDREWS KURTH LLP